Exhibit 23.1

To the Board of Directors and Stockholders of

Nxu, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 16, 2023 (which report expresses an unqualified opinion and includes an explanatory paragraph related to Atlis Motor Vehicles, Inc.’s ability to continue as a going concern) related to our audit of the financial statements of Atlis Motor Vehicles, Inc. as of December 31, 2022 and 2021 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLP

Prager Metis CPAs, LLP

El Segundo, CA

July 7, 2023